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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: LINCOLN LIFE & ANNUITY FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT Y

Address of Principal Business Office (No. & Street, City, State Zip Code):
100 MADISON STREET, SUITE 1860, SYRACUSE, NEW YORK 13202

Telephone Number (including area code):
888 223 1860

Name and address of agent for service of process:
ROBERT O. SHEPPARD, ESQUIRE, 100 MADISON STREET, SUITE 1860,
SYRACUSE, NEW YORK 13202

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing for Form N-8A:
YES  XX           No ___
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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940 the depositor/sponsor, Lincoln Life & Annuity Company of New York, of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 31st day of January, 2002.


[Seal] LINCOLN LIFE & ANNUITY FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT Y (Name of Registrant)

                                        BY: LINCOLN LIFE & ANNUITY COMPANY
                                        OF NEW YORK
                                        (Name of sponsor, trustee or custodian)


/s/ Christine Frederick                 /s/ Gary W.Parker
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Attest: Christine Frederick             By Gary W. Parker
                                        Second Vice President and Director